Exhibit 10.2
NAVISITE, INC,
Separation Agreement
     This Separation Agreement (the “Agreement”) is made and entered into by and between NaviSite, Inc., a Delaware corporation (the “Company”), and Mark Clayman (the “Employee”) as of April 3, 2006.
     WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.
     WHEREAS, in order to induce you to remain in its employ, the Company agrees that you shall receive the benefits set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.	Certain Definitions.

As used herein, the following terms shall have the meanings set forth below:
(a)	A “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:
(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition or (D) any acquisition by ClearBlue Technologies, Inc. or its affiliates, including Atlantic Investors, LLC, or Waythere, Inc. (each such party is referred to herein as “ClearBlue”) of any shares of common stock; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding ClearBlue, the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
(b)	“Cause” shall mean (i) an intentional act of fraud, embezzlement or theft in connection with your duties to the Company or in the course of your employment with the Company, (ii) your willful engaging in gross misconduct which is demonstrably and materially injurious to the Company, (iii) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), which such failure is not cured within five (5) days after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties. For purposes of this Subsection, no act or failure to act on your part shall be deemed “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(c)	“Date of Termination” shall have the meaning set forth in Section 2(c).

(d)	“Disability” shall be deemed to have occurred if, as a result of incapacity due to physical or mental illness, you shall have been absent from the full time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written Notice of Termination by reason of disability is given to you, you shall not have returned to the full time performance of your duties.

(e)	“Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the cases of paragraphs (i), (ii), (iii), (iv), (v) or (vi), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
(i)	any significant diminution in your position, duties, responsibilities, power, or office (not solely a change in title) as in effect immediately prior to a Change in Control (unless such changes are required and solely related to the reporting structures of an Acquiring Corporation);

(ii)	any reduction, without your consent, in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the failure by the Company to (i) continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time the Change in Control;

(iv)	the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(v)	any requirement by the Company or of any person in control of the Company that the location at which you perform your principal duties for the Company be changed to a new location that is outside a radius of fifty (50) miles from your principal place of employment at the time of the Change in Control; or

(vi)	the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5.
(f)	“Notice of Termination” shall have the meaning set forth in Section 2(b).

(g)	“Severance Payments” shall have the meaning set forth in Section 3(b)(ii).
2.	Employment Status.
(a)	You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee. You may terminate your employment at any time, with or without Good Reason.

(b)	Any termination of your employment by the Company or by you during the term of this Agreement shall be communicated by written notice that indicates the specific provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated (“Notice of Termination”). A Notice of Termination shall be delivered to the other party hereto in accordance with Section 6,

(c)	The “Date of Termination” shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated by the Company for Cause or other than for Cause, by you for Good Reason or for any other reason (other than Disability), the date specified in the Notice of Termination.

(d)	Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement.
3.	Compensation Upon Termination.

Subject to the terms and conditions of this Agreement, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period of termination occurs during the term of this Agreement.
(a)	Cause and Voluntary Termination other than for Good Reason. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason following a Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b)	Termination Without Cause; Voluntary Termination for Good Reason. If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason, then you shall be entitled to the benefits below upon effectiveness (taking into account any applicable statutory revocation periods) of a general waiver and release from you in favor of the Company, its directors, officers, employees, representatives, agents and affiliates in a form satisfactory to the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to subsections (ii) — (v) of this paragraph (b) if an equivalent benefit is actually received by you from another employer during the six (6) month period following your termination, and any such benefit actually received by you shall be reported to the Company.
(i)	The Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given, no later than the full fifth day following the Date of Termination;

(ii)	The Company will pay as severance pay to you, severance payments at the higher of (x) your annual base salary in effect on the Date of Termination or (y) your annual base salary in effect immediately prior to the Change in Control, less applicable withholding, (together with the payments provided in paragraph (iii) below, the “Severance Payments”) until six (6) months following the Date of Termination. Severance Payments will be made in accordance with the Company’s normal payroll procedures;

(iii)	The Company will provide a Bonus Payment equal to your target bonus for the current fiscal year pro rated to your Date of Termination. This Bonus Payment will be made in a lump sum following the Date of Termination. In addition, the Company will pay you any unpaid bonus from the prior fiscal year.

(iv)	The Company shall pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement; and

(v)	for up to a six (6) month period after such termination, the Company shall provide reimbursement to you for COBRA payments for health and welfare benefits continuation provided you elect COBRA coverage.
(c)	In the event that you become entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax imposed by Section 4999 of the code (or any similar tax that may hereafter be imposed)(the “Excise Tax”) the Company shall pay to you at the time specified in subsection (e), below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) (which together with the Severance Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning if Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute within the meaning of Section 280G(b)(l) (after applying paragraph (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes, which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time the amount of such reduction in excise tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that amount of such excess is finally determined.
4.	Compensation upon Change in Control. If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within twelve (12) months following a Change in Control of the Company, all options and shares of restricted stock granted or issued to you under the Company’s Amended and Restated 2003 Stock Incentive Plan or any other stock incentive plan of the Company shall become exercisable and vested in full on the Date of Termination,

5.	Successors; Binding Agreement.
(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if you elect to terminate your employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)	This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.
6.	Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, at 400 Minuteman Road, Andover, MA 01810, Attention: General Counsel and Chief Financial Officer, and to you at the address set forth below or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.	Miscellaneous.
(a)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(c)	No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

(d)	This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

(e)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(f)	This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

NAVISITE, INC.

By: Name:	/s/ John J. Gavin, Jr. John J. Gavin, Jr.

Title:	Chief Financial Officer

Acknowledged and Agreed this 6 day of April, 2006:

EMPLOYEE

/s/ Mark Clayman

Signature

Mark Clayman

Print Name

Senior Vice President, Hosting Services
Title

Address:	3 Harvestwood Lane Mansfield, MA 02048